Exhibit 5
RICHARDSON & PATEL LLP
Richardson & Patel, LLP
750 Third Avenue, 9th Floor
New York, New York 10017
Phone: (212) 561-5559
Fax: (917) 591-6898

April 10, 2013

Board of Directors
OSL Holdings, Inc.
60 Dutch Hill Road, Suite 15
Orangeburg, NY 10962

Re:           Agreement with Richardson & Patel, LLP (the "Richardson Plan")

Gentlemen:

We have acted as counsel to OSL Holdings, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company's Registration Statement on Form S-8 relating to 384,616 shares (the "Shares") of the Company's common stock, $0.001 par value, to be issued pursuant to the Agreement with Richardson & Patel, LLP (the “Richardson Plan”).

In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

For purposes of this opinion we have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.  We have also assumed the legal capacity of all natural persons who have executed documents examined by us, the genuineness of all signatures on all documents examined by us, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.  In rendering the opinion set forth below, we have assumed that certificates evidencing the Shares will be signed by one of the authorized officers of the Company and registered by the transfer agent and registrar and will conform to the specimen certificate for the Company’s common stock.  In addition, we have assumed that the resolutions of the Company’s Board of Directors or its applicable committee authorizing the Company to issue and deliver the Shares pursuant to the Richardson Plan will be in full force and effect at all times at which such Shares are issued and delivered by the Company, and that the Company will take no action inconsistent with such resolutions.  As to certain factual matters material to the opinion expressed herein, we have relied to the extent we deemed proper upon representations, warranties and statements of officers and other representatives of the Company.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, it is our opinion that the Shares to be issued by the Company pursuant to the Richardson Plan have been duly authorized and, when issued in the manner and for the consideration contemplated by the Richardson Plan will be validly issued, fully paid and non-assessable.  We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue-sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the registration statement.

/s/ RICHARDSON & PATEL LLP